EXHIBIT 15

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-121901, 333-12064, 333-88172, 333-112755, 333-130907, 333-121901 and
333-149657 on Form S-8 and Nos. 333-83522, 333-104147, 333-13806 and 333-145431
and 333-152119 on Form F-3, of our report, dated March 31, 2009, relating to the consolidated financial statements of Metalink Ltd. (the "Company") for the year ended December 31, 2008, (which report expresses an unqualified opinion and includes an explanatory paragraph regarding going concern uncertainty), appearing in this Annual Report on Form 20-F of the Company.


By: /s/ Brightman Almagor & CO.
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BRIGHTMAN ALMAGOR & CO
Certified Public Accountants (Israel)
A member of Deloitte Touche Tohmatsu

Tel Aviv, Israel
Date: June 29, 2009